SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant ( X )
Filed by a Party other than the Registrant ( )


Check the appropriate line:

____      Preliminary Proxy Statement
____ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
_X__      Definitive Proxy Statement
____      Definitive Additional Materials
____      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12


                               AMEREN CORPORATION
                (Name of Registrant as Specified in its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate line):

_X__      No fee required.

____ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)        Title of each class of securities to which transaction applies:

2)        Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)        Proposed maximum aggregate value of transaction:

5)        Total fee paid:

____      Fee paid previously with preliminary materials.

____ Check line if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)        Amount previously paid:

2)        Form, Schedule or Registration Statement No.:

3)        Filing Party:

4)        Date Filed:

[GRAPHIC OMITTED][GRAPHIC OMITTED]


NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT OF
AMEREN CORPORATION



      Time:     9:00 A.M.
                Tuesday
                April 23, 2002


      Place:    Powell Symphony Hall
                718 North Grand Boulevard
                St. Louis, Missouri




IMPORTANT

     Admission to the meeting will be by ticket only. If you plan to attend, please advise the Company in your proxy vote (by telephone or by checking the appropriate box on the proxy card). Persons without tickets will be admitted to the meeting upon verification of their stockholdings in the Company.





     Please vote by proxy (via telephone or the enclosed proxy card) even if you own only a few shares. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

        AMEREN CORPORATION


     We will hold the Annual Meeting of Stockholders of Ameren Corporation at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on Tuesday, April 23, 2002, at 9:00 A.M., for the purposes of

     (1)electing  Directors  of the  Company  for terms  ending  in April  2003;

     (2)considering a stockholder proposal relating to a financial assessment of the costs of decommissioning the Callaway Nuclear Plant; and

     (3)acting on other proper business presented to the meeting.

     The Board of Directors of the Company presently knows of no other business to come before the meeting.

     If you owned shares of the Company's Common Stock at the close of business on March 11, 2002, you are entitled to vote at the meeting and at any adjournment thereof. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

     You may vote via telephone or, if you prefer, you may sign and return the enclosed proxy card in the enclosed envelope. Your prompt vote by proxy will reduce expenses. Instructions for voting by telephone are included with this mailing. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Chairman and the Board of Directors.


                                    STEVEN R. SULLIVAN
                                    Secretary

St. Louis, Missouri
March 15, 2002

PROXY STATEMENT OF AMEREN CORPORATION
(First sent or given to stockholders March 15, 2002)

Principal Executive Offices:
One Ameren Plaza
1901 Chouteau Avenue, St. Louis, MO 63103

     This solicitation of proxies is made by the Board of Directors of Ameren Corporation (the "Company" or "Ameren") for the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 23, 2002, and at any adjournment thereof.

     As a result of a merger effective December 31, 1997 (the "Merger"), the Company is a holding company, the principal first tier subsidiaries of which are Union Electric Company, d/b/a AmerenUE ("Union Electric"), Central Illinois
Public Service Company, d/b/a AmerenCIPS ("CIPS"), Ameren Services Company ("Ameren Services"), AmerenEnergy Resources Company ("AER"), and AmerenEnergy, Inc.


                                     VOTING

Who Can Vote

     The accompanying proxy card represents all shares registered in the name(s) shown thereon, including shares in the Company's DRPlus Plan. Participants in the Ameren Corporation Savings Investment Plans and the Ameren Corporation Long-Term Incentive Plan of 1998 will receive separate proxies for shares in such plans.

     Only stockholders of record at the close of business on the Record Date, March 11, 2002, are entitled to vote at the meeting. In order to conduct the meeting, holders of more than one-half of the outstanding shares must be present in person or represented by proxy so that there is a quorum. The voting securities of the Company on March 5, 2002 consisted of 143,169,989 shares of Common Stock. It is important that you vote promptly so that your shares are counted toward the quorum.

     In determining whether a quorum is present at the meeting, shares registered in the name of a broker or other nominee, which are voted on any matter, will be included. In tabulating the number of votes cast, withheld votes, abstentions, and non-votes by banks and brokers are not included.

     The Board of Directors has adopted a confidential voting policy for proxies.

How You Can Vote

     By Proxy. Before the meeting, you can give a proxy to vote your shares of the Company's Common Stock in one of the following ways:

     -  by calling the toll-free telephone number; or

     - by completing and signing the enclosed proxy card and mailing it in time to be received before the meeting.

     The telephone voting procedure is designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone, please follow the enclosed instructions.

     If you mail us your properly completed and signed proxy card, or vote by telephone, your shares of the Company's Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board - FOR the Board's nominees for Director Item (1) and AGAINST Item (2). On any other matters, the named proxies will use their discretion.

     In Person. You may come to the meeting and cast your vote there. Only stockholders of record at the close of business on the Record Date, March 11, 2002, are entitled to vote at the meeting.

How You Can Revoke Your Proxy

     You may revoke your proxy at any time after you give it and before it is voted by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the meeting.


                             ITEMS TO BE CONSIDERED

Item (1):  Election of Directors

     The Board of Directors currently has fourteen members. With the retirement from the Board of Mrs. Janet McAfee Weakley under the Company's age policy for directors, thirteen directors are to be elected at the meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The nominees designated by the Board of Directors are listed below with information about their principal occupations and backgrounds.

WILLIAM E. CORNELIUS

Retired Chairman of the Board of Directors and Chief Executive Officer of Union Electric. Mr. Cornelius joined Union Electric in 1962, held several management positions, and became President in 1980. In 1988 he was elected Chairman of the Board and served in that capacity until his retirement in 1994. He is a member of the Executive and Contributions Committees of the Board of Directors. Director of the Company since 1997. Other directorships: GenAmerica Financial Corporation. Age: 70.

CLIFFORD L. GREENWALT

Retired Vice Chairman of the Company and retired President and Chief Executive Officer of CIPSCO Incorporated and CIPS. Mr. Greenwalt joined CIPS in 1963, was elected a senior vice president in 1980, and was named President and CEO in 1989. Mr. Greenwalt is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Age: 69.

THOMAS A. HAYS

Retired Deputy Chairman of The May Department Stores Company, a nationwide retailing organization. Mr. Hays joined the May organization in 1969. He served as Vice Chairman from 1982 to 1985 and President from 1985 to 1993, when he became Deputy Chairman. He is a member of the Executive and Human Resources Committees of the Board. Director of the Company since 1997. Other directorships: Leggett & Platt Incorporated. Age: 69.

THOMAS H. JACOBSEN

Former Chairman of the Board, Firstar Corporation, a bank holding company. Mr. Jacobsen was elected Chief Executive Officer of Mercantile Bancorporation Inc., a bank holding company, in 1989 and became Chairman of Firstar Corporation upon Mercantile's merger with Firstar in 1999. He was elected to directorship with U.S. Bancorporation upon its merger with Firstar in 2001. He is a member of the Auditing Committee of the Board. Adviser to the Company's Board from 1997 until he was elected Director of the Company's Board in 2001. Other directorships:
U.S. Bancorporation; Trans World Airlines. Age: 62.

RICHARD A. LIDDY

Retired Chairman of GenAmerica Financial Corporation, which provides life, health, pension, annuity and related insurance products and services. Mr. Liddy joined GenAmerica as President and Chief Operating Officer in 1988 and became Chairman of GenAmerica Financial Corporation in 1995. Mr. Liddy is a member of the Auditing and Human Resources Committees of the Board. Director of the Company since 1997. Other directorships: Brown Shoe Company, Inc.; Ralcorp Holdings Inc.; Energizer Holdings, Inc.; Reinsurance Group of America. Age: 66.

GORDON R. LOHMAN

Retired Chairman and Chief Executive Officer of AMSTED Industries Incorporated, Chicago, Illinois, a manufacturer of railroad, construction, and general industrial products. Mr. Lohman was elected President of AMSTED Industries in 1988 and became Chief Executive Officer in 1990 and Chairman in 1997. Mr. Lohman is a member of the Executive and Human Resources Committees of the Board of Directors. Director of the Company since 1997. Other directorships: Fortune Brands, Inc. Age: 67.

RICHARD A. LUMPKIN

Chairman,  President  and  Chief  Executive  Officer  of  Illinois  Consolidated
Telephone Company, Mattoon, Illinois and Vice Chairman of McLeodUSA Incorporated. Mr. Lumpkin was elected Treasurer of Illinois Consolidated Telephone Company in 1968, President in 1977, and was named to his present position in 1990. As a result of a September 1997 merger, he also serves as Vice Chairman of McLeodUSA Incorporated. In order to complete a recapitalization, McLeodUSA Incorporated filed, in January 2002, a prenegotiated plan of reorganization through a Chapter 11 bankruptcy petition filed in the United States Bankruptcy Court for the District of Delaware. Mr. Lumpkin is a member of the Auditing Committee of the Board. Director of the Company since 1997. Other directorships: McLeodUSA; First Mid-Illinois Bancshares, Inc.; First Mid-Illinois Bank & Trust. Age: 67.

JOHN PETERS MacCARTHY

Retired Chairman and Chief Executive Officer of Boatmen's Trust Company, which conducted a general trust business. Prior to being elected to such position in 1988, he served as President and Chief Executive Officer of Centerre Bank, N.A. He is Chairman of the Human Resources and Nominating Committees of the Board and is a member of the Executive Committee. Director of the Company since 1997. Other directorships: Brown Shoe Company, Inc. Age: 68.

HANNE M. MERRIMAN

Principal in Hanne Merriman Associates, Washington, D.C., retail business consultants. Ms. Merriman is a member of the Contributions and Nominating Committees of the Board. Director of the Company since 1997. Other directorships: Ann Taylor Stores Corporation; US Airways Group, Inc.; State Farm Mutual Automobile Insurance Co.; The Rouse Company; T. Rowe Price Mutual Funds; Finlay Enterprises, Inc. Age: 60.

PAUL L. MILLER, JR.

President and Chief Executive Officer of P. L. Miller & Associates, a management consultant firm which specializes in strategic and financial planning for privately held companies and distressed businesses and in international business development. He is also a principal in a financial advisory firm for small to middle market companies. Mr. Miller has served as president of an international subsidiary of an investment banking firm, and for over 20 years was president of consumer product manufacturing and distribution firms. He is a member of the Auditing Committee of the Board. Director of the Company since 1997. Age: 59.

CHARLES W. MUELLER

Chairman and Chief Executive Officer of the Company, Union Electric and Ameren Services. Mr. Mueller began his career with Union Electric in 1961 as an engineer. He was named Treasurer in 1978, Vice President-Finance in 1983, Senior Vice President-Administrative Services in 1988, President in 1993 and Chief Executive Officer in 1994. Mr. Mueller was elected Chairman, President and Chief Executive Officer of Ameren upon the Merger. He relinquished his position as President of Ameren, Union Electric and Ameren Services in 2001. He is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Mr. Mueller is Chairman of the Federal Reserve Bank of St. Louis. Other directorships: Union Electric (since 1993); CIPS (since 1997); Angelica Corporation. Age: 63.

HARVEY SALIGMAN

Partner of Cynwyd Investments, a family real estate partnership. Mr. Saligman also served in various executive capacities in the consumer products industry for more than 25 years. He is Chairman of the Auditing Committee of the Board. Director of the Company since 1997. Age: 63.

JAMES W. WOGSLAND

Retired Vice Chairman of Caterpillar, Inc. Mr. Wogsland was elected Executive Vice President and director of Caterpillar in 1987. He served as Vice Chairman and director from 1990 until his retirement in 1995. Mr. Wogsland is a member of the Auditing Committee of the Board. Director of the Company since 1997. Age:
70.

     The thirteen nominees for Director who receive the most votes will be elected.

     The Board of Directors knows of no reason why any nominee will not be able to serve as a Director. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for a substitute nominee approved by the Board.

Board Meetings, Age Policy, Board Committees and Directors' Compensation

     Board Meetings - During 2001, the Board of Directors met seven times. All nominees attended at least 75% of the meetings of the Board and the Board Committees of which they were members, and aggregate attendance of the nominees as a group exceeded 91%.

     Age Policy - Directors who attain age 72 prior to the date of an annual meeting cannot be designated as a nominee for election at such annual meeting. Director Janet McAfee Weakley is completing her Board service at the Annual Meeting pursuant to this age policy. In addition, the eligibility of former employees, except for an employee who has been elected Chief Executive Officer of Ameren, Union Electric or CIPS, is limited to the date upon which they retire, resign or otherwise sever active employment with the respective company.

Board Committees - The Board of Directors has standing Auditing, Contributions, Executive, Human Resources and Nominating Committees, the members of which are identified in the biographies above. The Auditing, Human Resources and Nominating Committees are comprised entirely of outside directors. Each of the members of the Auditing Committee is independent as defined by the New York Stock Exchange listing standards.

     The general functions of the Auditing Committee include: (1) reviewing, with management and the independent accountants, the adequacy of the Company's system of internal accounting controls; (2) reviewing the scope and results of the annual examination and other services performed by the independent accountants; (3) reviewing, with management and the independent accountants, the

Company's annual audited financial statements and recommending to the Board the inclusion of such financial statements in the Company's Annual Report on SEC Form 10-K; (4) recommending to the Board the appointment of independent accountants and approving fees for the services they perform; and (5) reviewing the scope of audits and annual budget of the Company's internal audit department. The Board of Directors has adopted a written charter for the Auditing Committee, which was included as an appendix to the proxy statement for the 2001 Annual Meeting of Stockholders. The Auditing Committee held four meetings in 2001.

     The Contributions Committee makes policies and recommendations with respect to charitable and other contributions. The Contributions Committee held three meetings in 2001.

     The Executive Committee has such duties as may be delegated to it from time to time by the Board and has authority to act on most matters concerning management of the business during intervals between Board meetings. The Executive Committee held one meeting in 2001.

     The Human Resources Committee considers the qualifications of executive personnel and recommends changes therein, considers or recommends salary adjustments for certain employees and considers and acts on important policy matters affecting Company personnel. The Human Resources Committee held six meetings in 2001.

     The Nominating Committee considers and recommends for Board approval candidates for the Board of Directors, as recommended by management, other members of the Board, stockholders and other interested parties. The Nominating Committee held two meetings in 2001.

     For information about the Company's corporate strategic planning process, including the Board's involvement in such process, please visit the Company's home page on the internet - http://www.ameren.com

     Directors' Compensation - Directors who are employees of the Company do not receive compensation for their services as a Director.

     Each Director who is not an employee of the Company receives an annual retainer of $20,000, an annual award of 400 shares of the Company's Common Stock and a fee of $1,000 for each Board meeting and each Board Committee meeting attended.

     An optional deferred compensation plan available to Directors permits non-employee Directors to defer all or part of their annual retainer and meeting fees. Deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Costs of the deferred compensation plan are expected to be recovered through the purchase of life insurance on the participants, with the Company being the owner and beneficiary of the insurance policies.

Item (2): Stockholder Proposal Relating to a Financial Assessment of the Costs of Decommissioning the Callaway Nuclear Plant

     Proponents of the stockholder proposal described below notified the Company of their intention to attend the 2002 Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any oral or written request for such information.

WHEREAS: Ameren is responsible for and liable for the ultimate dismantling of the Callaway Nuclear Power Plant and the return of the plant site to its original, non-radioactive condition;

Callaway's Nuclear Regulatory Commission license would allow the plant to operate for a total of 40 years (until 2024); however, accidents and/or age-related degradation of vital safety components have caused reactors to be shut down years before their licenses' expiration;

The  longer  Callaway  operates,   the  greater  will  be  the  accumulation  of
radioactivity, and the higher will be the radiation fields within which demolition workers will have to work to dismantle the plant, thereby increasing costs, liability, and occupational hazards;

The longer Callaway operates, the greater will be the accumulation of irradiated fuel rods which must be stored at the plant in a fuel pool or dry casks requiring surveillance and maintenance into the indefinite future. The fuel rods may someday be transported to a federal deep-geologic repository, but to date no permanent disposal facility has been constructed and may never be;

Chelating agents, used in the chemical decontamination of nuclear plants to dissolve radioactive corrosion products in the reactor vessel, coolant systems, piping and other components, are known to cause the accelerated migration of dissolved radioactive wastes out of burial trenches into the surrounding environment;

We believe that no safe technology exists as yet for the remote-controlled segmenting of Callaway's 330-ton, 40-foot-high reactor vessel - contaminated with substances that will remain radioactive for thousands of years and longer;

Even if safe technologies were to be developed for the dismantling of the Callaway buildings and reactor vessel, no safe disposal site may ever be found for these radioactive wastes, and no railroad or other transportation corridors may exist which would be deemed acceptable to the public;

Estimates for decommissioning a reactor the size of Callaway range from $130 million to $3 billion, according to a 1988 U.S. Government Accounting Office report.

RESOLVED: the shareholders request that Ameren provide for shareholders a financial assessment of the comparative costs of decommissioning Callaway before its 40-year operating license expires versus the costs of operating it for the full licensed duration, including such costs as:

      --the stockpiling of dangerous radioactive wastes for which no safe solution may ever be found, and for which Ameren may remain morally and financially liable for an indefinite time;
      --the need for an increasing number of workers to repair or replace worn-out, embrittled, malfunctioning or obsolete components in locations within the plant that become more radioactive as the plant ages;
      --increased security costs to address potential terrorist attacks and the costs of potential accidents with resulting widespread contamination;

and provide a summary of this assessment in the next annual report, and provide a copy of the full assessment to shareholders on request.

SUPPORTING STATEMENT

We believe an assessment of these comparative costs is essential for realistic and responsible economic and ethical planning.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (2).

     In light of the extensive information on estimated decommissioning costs currently available, the Board is of the opinion that developing additional information in the form requested is unnecessary and would increase expenses without a commensurate increase in relevant information.

     o Information on decommissioning costs estimates is included in the Company's published financial statements;

     o    The   Missouri   Public   Service    Commission    requires    updated
          decommissioning cost studies every three years, and copies of the studies are available to the public;

     o Nuclear Regulatory Commission regulations require the Company to fund decommissioning of Callaway Plant at prescribed levels, which are reviewed and updated periodically;

     o    Internal Reviews are made annually.

     Contrary to assumptions and assertions included in the proposal -

     o Radiation dose to workers in 2001 was at an all-time low, even after more than 17 years of operation;

     o The range of decommissioning cost estimates for other nuclear plants similar to Callaway is consistent with our estimate;

     o The performance of vital safety components is not allowed to degrade and, with proper maintenance, age does not threaten continued plant operation;

     o As stated in the government's General Accounting Office report referred to in the proposal, "Technology exists to decommission nuclear power plants";

     o Through use of advanced technologies, decommissioning after 40 or more years of operation will not result in higher occupational hazards to workers.

     The Board believes that, in the absence of any compelling reasons to make additional studies of Callaway decommissioning costs, additional expenditures for such information would be imprudent, and therefore recommends voting AGAINST ITEM (2).

      Passage of the proposal requires the affirmative vote of a majority of the votes cast.

Item (3):  Other Matters

     The Board of Directors does not know of any matter, other than the election of Directors and the proposals set forth above, which may be presented to the meeting.


                               SECURITY OWNERSHIP

     Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002, AXA Financial, Inc., 1290 Avenue of the Americas, New York, NY 10104, had sole or shared dispositive power over 6,899,706 shares of the Company's Common Stock and sole or shared voting power over 4,303,270 shares. The total reported shares represented approximately 4.99% of the outstanding Common Stock of the Company on December 31, 2001 and February 1, 2002. Also filed on February 11, 2002, was an amendment to a Schedule 13G, for Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, which reported sole dispositive power over 7,437,800 shares of the Company's Common Stock and no voting power with respect to any such shares. The total reported shares represented approximately 5.39% of the outstanding Common Stock of the Company on December 31, 2001 and 5.38% of the outstanding shares on February 1, 2002. Pursuant to Rule 13d-4, Capital Research and Management Company disclaimed beneficial ownership of the reported shares.



                        SECURITY OWNERSHIP OF MANAGEMENT

                                                     Shares of Common Stock
                                                          of the Company
                                                      Beneficially Owned<F1><F2>
          Name                                        as of February 1, 2002
          ----                                        --------------------------
     Paul A. Agathen                                          61,238
     Donald E. Brandt<F3>                                        347
     Daniel F. Cole                                           23,380
     William E. Cornelius                                     12,807
     Clifford L. Greenwalt                                    18,105
     Thomas A. Hays                                           10,995
     Thomas H. Jacobsen                                        7,922
     Richard A. Liddy                                          5,209
     Gordon R. Lohman                                          2,240
     Richard A. Lumpkin                                        4,607
     John Peters MacCarthy                                    10,895
     Hanne M. Merriman                                         4,425
     Paul L. Miller, Jr.                                       3,982
     Charles W. Mueller                                      179,129
     Gary L. Rainwater                                        47,920
     Garry L. Randolph                                        28,818
     Harvey Saligman                                           4,895
     Janet McAfee Weakley<F4>                                  5,490
     James W. Wogsland                                         3,064
     All Directors, nominees for Director
     and executive officers as a group<F5>                   855,055

     <F1> This column lists voting securities,  including  restricted stock held by executive officers over which the officers have voting power but no investment power. Also includes shares issuable within 60 days upon the exercise of stock options as follows: Mr. Agathen, 51,700; Mr. Cole, 17,075; Mr. Mueller, 152,575; Mr. Rainwater, 35,000; and Mr. Randolph, 21,725. Reported shares include those for which a Director, nominee for Director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such Director, nominee for Director or executive officer does not claim beneficial ownership.
     <F2> Shares beneficially owned by all Directors,  nominees for Director and executive officers in the aggregate do not exceed one percent of any class of equity securities outstanding.
     <F3> Mr. Brandt  resigned in August 2001.  His shares reflect 347 shares of vested restricted stock. Mr. Brandt forfeited his remaining 5,180 restricted shares in connection with his resignation.
     <F4> Director  Weakley  is  completing  her  Board  service  at the  Annual
          Meeting.
     <F5> There are no family  relationships  between  any  Director,  executive officer, or person nominated or chosen by the Company to become a Director or executive officer except that Charles W. Mueller is the father of Michael G. Mueller, who is a Vice President of certain Company subsidiaries.

     The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

                             EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the Securities and Exchange Commission, including this proxy statement, in whole or in part, the following Ameren Corporation Human Resources Committee Report on Executive Compensation shall not be deemed to be incorporated by reference into any such filings.

Ameren Corporation Human Resources Committee Report on Executive Compensation

     Ameren Corporation and its subsidiaries' (collectively referred to as "Ameren") goal for executive compensation is to approximate the median of the range of compensation paid by similar companies. Accordingly, the Human Resources Committee of the Board of Directors of Ameren Corporation, which is comprised entirely of non-employee Directors, makes annual reviews of the compensation paid to the executive officers of Ameren. The Committee's compensation decisions with respect to the five highest paid officers of Ameren Corporation and its principal subsidiaries are subject to approval by such company's Board of Directors. Following the annual reviews, the Committee authorizes appropriate changes as determined by the three basic components of the executive compensation program, which are:

     o  Base salary,

     o  A performance-based short-term incentive plan, and

     o  Long-term stock-based awards.

     First, in evaluating and setting base salaries for executive officers, including the Chief Executive Officers of Ameren Corporation and its subsidiaries, the Committee considers: individual responsibilities, including changes which may have occurred since the prior review; individual performance in fulfilling responsibilities, including the degree of competence and initiative exhibited; relative contribution to the results of operations; the impact of operating conditions; the effect of economic changes on salary structure; and comparisons with compensation paid by similar companies. Such considerations are subjective, and specific measures are not used in the review process.

     The  second   component  of  the  executive   compensation   program  is  a
performance-based  Executive  Incentive  Compensation  Plan  established  by the

Ameren Corporation Board, which provides specific, direct relationships between corporate results and Plan compensation. For 2001, Ameren consolidated year-end earnings per share (EPS) target levels were set by the Human Resources Committee. If EPS reaches at least the threshold target level, the Committee authorizes incentive payments within prescribed ranges based on individual performance and degree of responsibility. If EPS fails to reach the threshold target level, no payments are made. Under the Plan, it is expected that payments to the Chief Executive Officers of Ameren Corporation and its subsidiaries will range from 0-90% of base salary. For 2001, actual payments ranged from 27.9% to 39.6% of base salary.

     The third component of the 2001 executive compensation program is the Long-Term Incentive Plan of 1998, which also ties compensation to performance. The Plan was approved by Ameren Corporation shareholders at its 1998 Annual Meeting and provides for the grant of options, restricted stock, performance awards, stock appreciation rights and other awards. The Human Resources Committee determines who participates in the Plan and the number and types of awards to be made. It also sets the terms, conditions, performance requirements and limitations applicable to each award under the Plan. Awards under the 1998 Plan have been at levels that approximate the median of the range of awards granted by similar companies.

     In determining the reported 2001 compensation of the Chief Executive Officers, as well as compensation for the other executive officers, the Human Resources Committee considered and applied the factors discussed above. Further, the reported compensation reflects a level of achievement exceeding the threshold but short of the next higher target level in 2001 EPS. Authorized compensation for the Company's executive officers fell within the ranges of those paid by similar companies.

                                      Human Resources Committee:

                                      John Peters MacCarthy, Chairman
                                      Thomas A. Hays
                                      Richard A. Liddy
                                      Gordon R. Lohman

Compensation Tables

     The following tables contain compensation information, for the periods indicated, for (a) the Chairman and Chief Executive Officer of the Company, (b) the four other most highly compensated executive officers of the Company (and/or its subsidiaries) who were serving as executive officers at the end of 2001 and
(c) D. E. Brandt, who resigned as Senior Vice President of the Company in August 2001.

                           SUMMARY COMPENSATION TABLE

                                                    Long-Term
                        Annual Compensation    Compensation Awards
                        -------------------    -------------------
                                               Restricted Securities
Name and                                        Stock     Underlying  All Other
Principal                                       Awards    Options     Compen-
Position<F1>      Year   Salary($) Bonus($)<F2>  ($)<F3>    (#)       sation($)<F4>
------------      ----   --------- ----------- ---------  ----------  -------------

C. W. Mueller     2001   700,000   277,200      594,991      -        146,651
Chairman and      2000   660,000   235,200         -      108,100      79,421
Chief Executive   1999   580,000   206,000         -       75,300      45,850
Officer, Ameren,
Union Electric
and Ameren
Services

G. L. Rainwater   2001   446,667   139,430      251,997      -         24,762
President and     2000   400,000   115,200         -       32,600       9,450
Chief Operating   1999   342,000    97,500         -       27,900       4,825
Officer, Ameren,
Union Electric
and Ameren
Services;
President and
Chief Executive
Officer, CIPS

G. L. Randolph    2001   291,000    74,900      174,594      -         20,062
Senior Vice       2000   276,000    78,700         -       14,100      11,729
President,        1999   236,000    47,800         -       10,700       6,833
Union Electric
and CIPS

P. A. Agathen     2001   285,000    69,600      171,019      -         37,167
Senior Vice       2000   272,000    71,800         -       32,600      27,408
President,        1999   242,000    65,300         -       27,900      22,435
Union Electric,
CIPS and
Ameren
Services




                       SUMMARY COMPENSATION TABLE (Cont.)

                                                   Long-Term
                        Annual Compensation    Compensation Awards
                        -------------------    -------------------
                                               Restricted Securities
Name and                                        Stock     Underlying  All Other
Principal                                      Awards     Options     Compen-
Position<F1>      Year   Salary($) Bonus($)<F2> ($)<F3>     (#)       sation($)<F4>
------------      ----   --------- ----------- ---------  ---------   ------------

D. F. Cole        2001   246,667    70,220      138,012      -        12,691
President,        2000   215,000    59,300         -      32,600       9,286
AER; Senior       1999   168,300    48,500         -      10,700       5,957
Vice President,
CIPS, Union
Electric and
Ameren Services

D. E. Brandt      2001   240,000    55,760      215,998      -     1,037,739 <F5>
Former Senior     2000   342,000    82,100         -      32,600      47,117
Vice President,   1999   292,000    78,800         -      27,900      35,781
Ameren, Union
Electric and
Ameren Services

<F1> Includes   compensation   received   as  an   officer  of  Ameren  and  its
     subsidiaries.
<F2> Amounts for each fiscal year represent bonus  compensation  earned for that year payable in the subsequent year.
<F3> This column is based on the $41.57  closing price of Ameren Common Stock on
     February 9, 2001, the date the restricted stock was awarded. The number of restricted shares of Ameren Common Stock held at fiscal year end and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed times the closing market price at December 31, 2001 ($42.30 per share), was 15,225 shares and $644,018 for Mr. Mueller; 6,448 shares and $272,750 for Mr. Rainwater; 4,468 shares and $188,996 for Mr. Randolph; 4,376 shares and $185,105 for Mr. Agathen; 3,532 shares and $149,404 for Mr.Cole; and 5,527 shares and $233,792 for Mr. Brandt. Mr. Brandt forfeited all except 347 shares of restricted stock in connection with his resignation in August, 2001. Upon the achievement of certain Company performance levels, restricted shares vest equally over a seven-year period from the date of grant (one-seventh on each anniversary date). The vesting period is reduced from seven years to three years if Ameren's ongoing earnings per share achieve a prescribed growth rate over the three-year period. Restricted stock that would otherwise vest remain restricted until prescribed minimum stock ownership levels are satisfied by the officer. Dividends declared on restricted shares are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the restricted shares. The officers are entitled to voting privileges associated with the restricted shares to the extent the restricted shares have not been forfeited.
<F4> Amounts include  matching  contributions  to the Company's  401(k) plan and above-market earnings on deferred compensation. For fiscal year 2001, amount includes (a) matching contributions to the Company's 401(k) plan and
     (b) above-market earnings on deferred compensation, as follows:


                                       16

          Footnote <F4> to SUMMARY COMPENSATION TABLE (Cont.)

                                       (a)           (b)

                  C. W. Mueller      $7,750       $118,680
                  G. L. Rainwater     7,462         12,051
                  G. L. Randolph      7,664          9,308
                  P. A. Agathen       6,787         26,970
                  D. F. Cole          7,657          3,573
                  D. E. Brandt        7,713         28,633

    For fiscal year 2001, amount also includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the executive officer, as follows:

                  C. W. Mueller              $20,221
                  G. L. Rainwater              5,249
                  G. L. Randolph               3,090
                  P. A. Agathen                3,410
                  D. F. Cole                   1,461
                  D. E. Brandt                 1,393

<F5> For fiscal year 2001,  amount also includes a payment of $1,000,000 for Mr.
     Brandt in connection with his resignation from the Company and its subsidiaries. See "Arrangements with Named Executive Officers" - "Separation Agreement".




                       AGGREGATED OPTION EXERCISES IN 2001
                             AND YEAR-END VALUES <F1>

                                                                             Value of
                    Shares                    Unexercised                In-the-Money
                    Acquired    Value            Options                     Options
                     on       Realized       at Year End(#)              at Year End($)<F2>
                                             --------------              ------------------
Name              Exercise(#)   ($)     Exercisable  Unexercisable  Exercisable Unexercisable
----              ----------  --------  -----------  -------------  ----------- -------------

C. W. Mueller         -         -          100,900     202,300        366,907     1,661,456

G. L. Rainwater       -         -           19,875      66,425        78,928        526,474

G. L. Randolph        -         -           14,675      27,825        53,156        222,894

P. A. Agathen         -         -           34,625      68,375       114,651        533,884

D. F. Cole            -         -            5,982      42,568        23,337        420,049

D. E. Brandt       31,325    75,693           -           -             -              -

<F1> No options were granted by the Company in 2001.
<F2> These  columns  represent  the excess of the closing price of the Company's
     Common Stock of $42.30 per share, as of December 31, 2001, above the exercise price of the options. The amounts under the Exercisable column report the "value" of options that are vested and therefore could be exercised. The Unexercisable column reports the "value" of options that are not vested and therefore could not be exercised as of December 31, 2001.

Ameren Retirement Plan

     Most salaried employees of Ameren and its subsidiaries earn benefits under the Ameren Retirement Plan immediately upon employment. Benefits generally become vested after five years of service. On an annual basis a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's pensionable earnings for the year. Pensionable earnings equals base pay, overtime and annual bonuses, which are equivalent to amounts shown as "Annual Compensation" in the Summary Compensation Table. The applicable percentage is based on the participant's age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage is credited to the participant's account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).

Participant's Age     Regular Credit for      Transition Credit
on December 31     Pensionable Earnings*   Pensionable Earnings    Total Credits

Less than 30                3%                      1%                   4%

30 to 34                    4%                      1%                   5%

35 to 39                    4%                      2%                   6%

40 to 44                    5%                      3%                   8%

45 to 49                    6%                     4.5%                 10.5%

50 to 54                    7%                      4%                   11%

55 and over                 8%                      3%                   11%


* An additional regular credit of 3% is received for pensionable earnings above the Social Security wage base.

     These accounts also receive interest credits based on the average yield for one-year U.S. Treasury Bills for the previous October, plus 1%. In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Ameren Retirement Plan as of January 1, 1998. When a participant terminates employment, the amount credited to the participant's account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution. Benefits are not subject to any deduction for Social Security or other offset amounts.

     In certain cases pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal Revenue Code. A
Supplemental Retirement Plan is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such Code limitations were not in effect and the reduced benefit payable as a result of such Code limitations. The plan is unfunded and is not a qualified plan under the Internal Revenue Code.

     The following table shows the estimated annual retirement benefits, including supplemental benefits, which would be payable to each executive officer listed if he were to retire at age 65 at his 2001 base salary and annual bonus, and payments were made in the form of a single life annuity.

          Name             Year of 65th Birthday     Estimated Annual Benefit

      C. W. Mueller              2003                         $367,000

      G. L. Rainwater            2011                          179,000

      G. L. Randolph             2013                          164,000

      P. A. Agathen              2012                           89,000

      D. F. Cole                 2018                          144,000

      D. E. Brandt*              2019                           92,000

      * Terminated employment in 2001. The amount shown is his estimated annual benefit payable at age 65 with interest.


                   ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Change of Control Severance Plan

     Under the Ameren Corporation Change of Control Severance Plan, designated officers of Ameren and its subsidiaries, including current officers of the Company named in the Summary Compensation Table, are entitled to receive severance benefits if their employment is terminated under certain circumstances within three years after a "change of control". A "change of control" occurs, in general, if (i) any individual, entity or group acquires 20% or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren; (ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of Ameren, or who have been approved by a majority of the Board, cease for any reason to constitute a majority of the Board; or (iii) Ameren enters into certain business combinations, unless certain requirements are met regarding continuing ownership of the outstanding Common Stock and voting securities of Ameren and the membership of its Board of Directors.

     Severance benefits are based upon a severance period of two or three years, depending on the officer's position. An officer entitled to severance will receive the following: (a) salary and unpaid vacation pay through the date of termination; (b) a pro rata bonus for the year of termination, and base salary and bonus for the severance period; (c) continued employee welfare benefits for the severance period; (d) a cash payment equal to the actuarial value of the additional benefits the officer would have received under Ameren's qualified and supplemental retirement plans if employed for the severance period; (e) up to $30,000 for the cost of outplacement services; and (f) reimbursement for any excise tax imposed on such benefits as excess payments under the Internal Revenue Code.

Separation Agreement

     On August 29, 2001, the Company entered into a separation agreement with D.
E. Brandt in connection with his resignation. The agreement provides for the following payments or benefits to Mr. Brandt: (i) a lump sum severance payment of $1,000,000; (ii) reimbursement of up to $20,000 for tax, investment and legal services incurred through December 31, 2002 and additional professional consulting services at a cost of $300 in connection with his resignation; (iii) 18 months of senior executive level career transition services up to a maximum cost of $27,500; (iv) interest of $15,903.77 on his 1999 and 2000 deferred compensation accounts which had been forfeited on his resignation; (v) 347 shares of vested restricted stock; (vi) a pro-rated annual bonus for 2001 of $55,760; (vii) continued medical, dental and Employee Assistance Plan coverage through COBRA for up to 18 months with the premium for such coverage paid by the Company; and (viii) rights to convert his current life insurance coverage.


     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the Securities and Exchange Commission, including this proxy statement, in whole or in part, the following Auditing Committee Report and the Performance Graph on page 25 shall not be deemed to be incorporated by reference into any such filings.

                            AUDITING COMMITTEE REPORT

     The Auditing Committee reviews Ameren Corporation's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2001 Annual Report on SEC Form 10-K with Ameren's management and the independent accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The Auditing Committee has discussed with the independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Auditing
Committee has discussed with the independent accountants, the accountants' independence from Ameren and its management including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, received from the independent accountants. The Auditing Committee has considered whether the independent accountants' provision of the services covered under the captions "Independent Accountants" - "Financial Information Systems Design and Implementation Fees" and "All Other Fees" in the proxy statement is compatible with maintaining the accountants' independence.

     In reliance on the reviews and discussions referred to above, the Auditing Committee recommended to the Board of Directors that the audited financial statements be included in Ameren's Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                      Auditing Committee:

                                      Harvey Saligman, Chairman
                                      Thomas H. Jacobsen
                                      Richard A. Liddy
                                      Richard A. Lumpkin
                                      Paul L. Miller, Jr.
                                      James W. Wogsland


                                PERFORMANCE GRAPH

                         5 Year Cumulative Total Return
                 Ameren Corporation<F1>, S & P 500, EEI Index<F2>
      Value of $100 invested 12/31/96, including reinvestment of dividends

                1996       1997       1998       1999       2000       2001

AEE             100       $122.41    $127.59    $104.95    $158.80    $154.24
S&P 500         100        133.38     171.74     208.05     189.09     166.63
EEI Index       100        127.37     145.06     118.08     174.72     159.37

<F1> Information  shown for  Ameren  Corporation  prior to 1/1/98 is based on an assumed aggregate investment of $100 on 12/31/96 in the Common Stock of the companies whose Common Stock was exchanged for Ameren Common Stock in the Merger, consisting of $74 invested in Union Electric Common Stock and $26 invested in CIPSCO Incorporated Common Stock. Such amounts were determined based upon the percentages, of the total number of shares of Ameren Common Stock issued in the Merger, that were issued in exchange for Common Stock of Union Electric and CIPSCO Incorporated.
<F2> Edison Electric Institute Index of 100 investor-owned electric utilities.

                             INDEPENDENT ACCOUNTANTS

Fiscal Year 2001

     PricewaterhouseCoopers LLP served as the independent accountants for the Company and its subsidiaries in 2001. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Audit Fees:

     The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the consolidated annual financial statements of the Company included in the Company's Annual Report to Shareholders (and incorporated by reference in the Company's Form 10-K) and the annual financial statements of its subsidiaries included in their Forms 10-K for fiscal year 2001 and the reviews of the quarterly financial statements included in the Forms 10-Q of the Company and its subsidiaries for such fiscal year were $458,000. All but $11,000 of the fees have been billed through December 31, 2001.

Financial Information Systems Design and Implementation Fees:

     The Company did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees:

     Fees and out-of-pocket expenses billed to the Company by PricewaterhouseCoopers LLP during the Company's 2001 fiscal year for all other services rendered to the Company and its subsidiaries totaled $1,646,280. Such services included audits of benefit plans, regulatory filings and financial statement components ($107,000), audit related services ($402,950), internal audit support ($174,500), risk management consulting ($682,000) and miscellaneous other ($279,830). All but $22,500 of the fees have been billed through December 31, 2001.

Fiscal Year 2002

     After consideration of the recommendation of the Auditing Committee of the Board of Directors, the present members of which are identified under "Item (1):
Election  of  Directors"  and in the  Auditing  Committee  Report,  the Board of

Directors of the Company, at its meeting on February 8, 2002, selected PricewaterhouseCoopers LLP as its independent accountants for 2002.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(A) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock. To the best of the Company's knowledge, all required reports were filed on time and all transactions by the Company's directors and executive officers were reported on time.


                              STOCKHOLDER PROPOSALS

     Any stockholder proposal intended for inclusion in the proxy material for the Company's 2003 Annual Meeting of Stockholders must be received by November 15, 2002.

     In addition, under the Company's By-Laws, stockholders who intend to submit a proposal in person at an Annual Meeting, or who intend to nominate a Director at a meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the meeting. A copy of the By-Laws can be obtained by written request to the Secretary of the Company.


                                  MISCELLANEOUS

     In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of stock of the Company. Proxies may be solicited by Directors, officers and key employees of the Company on a voluntary basis without compensation. The Company will bear the cost of soliciting proxies on its behalf.


                             ______________________

A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED, WITHOUT CHARGE, TO STOCKHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO STEVEN R. SULLIVAN, SECRETARY, P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149.

FOR UP-TO-DATE INFORMATION ABOUT THE COMPANY, PLEASE VISIT THE COMPANY'S HOME PAGE ON THE INTERNET - http://www.ameren.com

                  - - THANK YOU FOR YOUR PROMPT ATTENTION - -

                              FOLD AND DETACH HERE


/ x /       Please mark votes                           This proxy will be voted as specified below.  If no direction is made, this
            as in this example.                         proxy will be voted FOR all nominees listed on the reverse side and as recommended by the Board on the other items listed below.

THE BOARD OF DIRECTORS RECOMMENDS VOTE FOR ITEM 1.                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.


               FOR all nominees       WITHHOLD AUTHORITY
              (except as listed       all nominees
               below)                                                                          FOR     AGAINST  ABSTAIN

ITEM 1             /       /             /      /                           ITEM 2            /   /     /   /    /   /
ELECTION OF                                                                 CALLAWAY
DIRECTORS                                                                   DECOMMISSIONING
                                                                            REPORT


                                                                            ATTENDANCE CARD REQUESTED       /   /

FOR ALL EXCEPT: _______________________________________

                                                                                                                             SEE
                                                    (AMEREN LOGO)                            DATED ____________________2002  REVERSE
                                                                                                                             SIDE


                                                                            --------------------------------------------------------
                                                                            SIGNATURE - Please sign exactly as name appears hereon.

                                                                            --------------------------------------------------------
                                                                            CAPACITY (OR SIGNATURE IF HELD JOINTLY)

                                                                            Shares registered in the name of a Custodian or Guardian
                                                                            must be signed by such. Executors, administrators,
                                                                            trustees, etc. should so indicated when signing.




AMEREN CORPORATION
P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149                             PROXY
--------------------------------------------------------------------------------

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BEHELD ON APRIL 23, 2002


The undersigned hereby appoints CHARLES W. MUELLER, GARY L. RAINWATER and STEVEN
R. SULLIVAN, and any of them, each with the power of substitution, as proxy for the undersigned, to vote all the shares of capital stock of AMEREN CORPORATION represented hereby at the Annual Meeting of Stockholders to be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on April 23, 2002 at 9:00 A.M., and at any adjournment thereof, upon all matters that may be submitted to a vote of stockholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy form and in their discretion on any other matter that may be submitted to a vote of stockholders.

     NOMINEES FOR DIRECTOR - WILLIAM E.  CORNELUS,  CLIFFORD L.  GREENWALT,
                             THOMAS A. HAYES, THOMAS R. JACOBSEN, RICHARD A. LIDDY, GORDON R. LOHMAN, RICHARD A. LUMPKIN, JOHN PETERS MacCARTHY, HANNE M. MERRIMAN, PAUL L. MILLER, JR., CHARLES W. MUELLER, HARVEY SALIGMAN AND JAMES W. WOGSLAND

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE hereof and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

                                SEE REVERSE SIDE